Exhibit 99.1

LM Funding Reports Second Quarter 2018 Financial Results and Class Action Settlement

TAMPA, FL, August 14, 2018 – LM Funding America, Inc. (NASDAQ: LMFA) (“LM Funding” or the “Company”), a technology-based specialty finance company offering unique funding solutions to community associations, today announced its financial results for the second quarter ended June 30, 2018.

“During the second quarter, we continued to see positive results from the steps we have taken to maximize our rental revenue and improve our cost structure,” said Bruce Rodgers, LM Funding’s Chief Executive Officer. “We reduced operating expenses by approximately 55% and entered into a revised settlement for the Solaris class action litigation resulting in a reversal of over $400,000 in accrued expenses which led to positive net income during the quarter and first six months as compared to a net loss for the same periods the prior year. Going forward, we will continue to leverage our proprietary technology to unlock the significant value of our receivables portfolio as we focus our marketing efforts to grow our portfolio and explore new avenues to diversify our revenue streams.”

Second Quarter 2018 Financial and Operational Highlights:

•	Operating revenues totaled $877,986 for the second quarter of 2018 as compared to $977,600 for the same period the year prior;
•	Rental revenue, which accounted for 24.8% of total operating revenue during the quarter, increased 28% to $217,904 as compared to $170,283 for the same period the year prior;
•

Operating expenses decreased by 54.5% to $733,170 as compared to $1.6 million in the prior year period driven by a significant reduction in staff costs and payroll, professional fees, and SG&A expenses;

•	Generated net income of $455,240 as compared to a net loss of $794,511 for the second quarter 2017;
•

During the second quarter 2018, decreased the $505,000 Solaris class action accrual incurred in the comparable 2017 period, to $100,000 due to a revised settlement with the $405,000 change reflected as income;

•	As of June 30, 2018, the Company had $1.2 million in cash; and
•	Shareholder equity increased to $1.5 million or $0.24 per share as of June 30, 2018, compared to shareholder equity of $896,983 or $0.14 per share as of December 31, 2017.

On August 14, 2018, the Solaris court approved a revised settlement of the Solaris class action litigation.  The settlement approves the Plaintiff’s Fourth Amended Complaint seeking no damages and providing only a claim for declarative and injunctive relief.   Plaintiffs with existing active units being serviced by LM Funding may opt to change from the standard distribution agreement to LMF’s 50/50 distribution agreement on a prospective basis. In the settlement Agreement LM Funding will pay Plaintiff’s counsel $99,000 plus an administrative fee.

Second Quarter and Six-Month Financial Results:

For the quarter ended June 30, 2018, total operating revenues were $877,986, compared to $977,600 in the second quarter of 2017. This includes an approximate $48,000 increase in rental revenue to $217,904, compared to $170,283 for the quarter ended June 30, 2017, due to continued improvement in the utilization of the Company’s rental properties. For the six months ended June 30, 2018, total revenues were $1.8 million as compared to $2.0 million for the same period the year prior.

Operating expenses for the second quarter of 2018 decreased 54.5% to $733,170, compared to $1.6 million in the prior year period. This is primarily attributable to approximately $197,000 in reduced staffing costs, $471,000 in lower professional fees (including a $200,00 insurance reimbursement for legal fees in 2018) and a $128,000 decline in selling, general and administrative costs as compared to the comparable period in 2017. For the six months ended June 30, 2018, total operating expenses decreased to $1.7 million as compared to $3.1 million for the same period the year prior.

Net income for the quarter ended June 30, 2018 was $455,240, compared to a net loss of $794,511 for the second quarter of 2017. For the six months ended June 30, 2018, net income was approximately $446,000 as compared to a net loss of $1.2 million.

At June 30, 2018, the Company had cash and cash equivalents of $1.2 million, compared with $590,394 at December 31, 2017. Total stockholder’s equity increased to $1.5 million for the period ended June 30, 2018 as compared to $896,983 for the period ended December 31, 2017.

About LM Funding America:

LM Funding America, Inc., together with its subsidiaries, is a technology-based specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois. The company offers funding to Associations by purchasing a certain portion of the associations' rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. It is also involved in the business of purchasing delinquent accounts on various terms tailored to suit each Association's financial needs, including under its New Neighbor Guaranty™ program.

Forward-Looking Statements:

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company's business, financial condition, and results of operations.

Company Contact: Bruce Rodgers, Chairman and CEO LM Funding America, Inc. Tel (813) 222-8996 investors@lmfunding.com	Investor Contacts: Valter Pinto / Scott Eckstein KCSA Strategic Communications Tel (212) 896-1254 / (212) 896-1210 valter@kcsa.com / seckstein@kcsa.com

LM Funding America, Inc. and Subsidiaries Condensed Consolidated Balance Sheets

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Cash	$1,202,382	$590,394
Finance receivables:
Original product - net	504,687	637,937
Special product - New Neighbor Guaranty program - net	268,833	339,471
Prepaid expenses and other assets	240,255	101,339
Fixed assets, net	47,839	69,505
Real estate assets owned	141,518	196,707
Other Assets	32,964	32,964
Total assets	$2,438,478	$1,968,317

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable
Principal amount	$431,297	$39,028
Accounts payable and accrued expenses	303,066	477,953
Due to related party	71,289	-
Accrued loss litigation settlement	100,000	505,000
Other liabilities and obligations	27,076	49,353
Total liabilities	932,728	1,071,334
Stockholders’ equity:
Common stock, par value $.001; 10,000,000 shares authorized; 6,253,189 shares issued and outstanding	6,253	6,253
Additional paid-in capital	12,070,900	11,908,455
Accumulated deficit	(10,571,403)	(11,017,725)
Total stockholders’ equity	1,505,750	896,983
Total liabilities and stockholders’ equity	$2,438,478	$1,968,317

LM Funding America, Inc. and Subsidiaries Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues:
Interest on delinquent association fees	$564,593	$602,944	$1,115,455	$1,294,592
Administrative and late fees	50,301	75,889	118,629	153,924
Recoveries in excess of cost - special product	(8,437)	63,434	59,100	84,373
Underwriting and other revenues	53,625	65,050	108,186	133,779
Rental revenue	217,904	170,283	440,349	334,888
Total revenues	877,986	977,600	1,841,719	2,001,556

Operating Expenses:
Staff costs and payroll	298,651	495,955	700,934	1,009,176
Professional fees	121,577	593,037	456,684	1,105,687
Settlement costs with associations	11,403	90,596	27,115	156,081
Selling, general and administrative	79,667	207,175	152,215	451,852
Provision for credit losses	-	-	581	-
Real estate management and disposal	162,578	139,815	281,940	269,935
Depreciation and amortization	22,156	30,752	44,311	46,190
Collection costs	29,560	50,402	30,162	98,496
Other operating expenses	7,578	3,743	11,879	6,815
Total operating expenses	733,170	1,611,475	1,705,821	3,144,232
Operating income (loss)	144,816	(633,875)	135,898	(1,142,676)
Interest expense	(94,576)	126,024	(94,576)	252,636
Gain (loss) on litigation	405,000	(505,000)	405,000)	(505,000)
Income (loss) before income taxes	455,240	(1,264,899)	446,322	(1,900,312)
Income tax expense (benefit)	-	(470,388)	-	(702,900)
Net income (loss)	$455,240	$(794,511)	$446,322	$(1,197,412)

Net income (loss) per share:
Basic	$0.07	$(0.24)	$0.07	$(0.36)
Diluted	0.07	(0.24)	0.07	(0.36)
Weighted average number of common shares outstanding:
Basic	6,253,189	3,300,000	6,253,189	3,300,000
Diluted	6,253,189	3,300,000	6,253,189	3,300,000

LM Funding America, Inc. and Subsidiaries Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$446,322	$(1,197,412)

Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	44,311	45,178
Amortization of debt discount	75,638	-
Stock compensation	7,769	21,442
Amortization of debt issuance costs	5,705	49,281
(Gain) loss on litigation	(405,000)	505,000

Change in assets and liabilities
Prepaid expenses and other assets	(51,901)	(90,847)
Accounts payable	(41,379)	(3,867)
Accrued expenses	(133,508)	(36,282)
Advances (repayments) to related party	71,289	(25,441)
Other liabilities	(22,277)	20,972
Deferred taxes	-	(702,900)
Net cash used in operating activities	(3,031)	(1,414,876)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net collections of finance receivables - original product	133,250	47,135
Net collections of finance receivables - special product	70,635	115,349
Capital expenditures	-	(3,255)
Proceeds for real estate assets owned	32,544	187,297
Net cash provided by investing activities	236,429	346,526

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowing	500,000	-
Principal repayments	(39,028)	(379,000)
Debt issue costs	(82,382)	-
Net cash provided by (used in) financing activities	378,590	(379,000)

NET INCREASE (DECREASE) IN CASH	611,988	(1,447,350)
CASH - BEGINNING OF YEAR	590,394	2,268,180

CASH - END OF YEAR	$1,202,382	$820,830

SUPPLEMENTAL DISCLOSURES OF CASHFLOW INFORMATION
Cash paid for interest	$-	$221,359
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt discount on issuance of warrants	154,676	$-
Insurance financing	87,012	-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

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